Exhibit 99.1

Lipocine Announces Financial Results for the Second Quarter Ended June 30, 2022

SALT LAKE CITY, August 8, 2022 – Lipocine Inc. (NASDAQ: LPCN), a biopharmaceutical company focused on developing innovative products to treat metabolic and central nervous system (“CNS”) disorders, today announced financial results for the second quarter ended June 30, 2022 and provided a corporate update.

Second Quarter Highlights

●	In June, Lipocine’s commercial partner Halozyme launched TLANDO™ (testosterone undecanoate), an oral treatment indicated for testosterone replacement therapy in adult males for conditions associated with a deficiency or absence of endogenous testosterone (primary or hypogonadotropic hypogonadism).
●	In July 2022, Lipocine held an End of Phase 2 meeting with the FDA for LPCN 1144 in NASH. The FDA recommends Lipocine conduct a phase 2 dose ranging study to identify the optimal dose prior to conducting a pivotal study. The FDA agreed to the proposed unique testosterone ester, testosterone dodecanoate, for future clinical studies.
●	LPCN 1111: Technology transfer for our once-a-day testosterone product candidate was completed. Scale up and manufacturing of registration batches is ongoing.
●	Lipocine continues to enroll subjects in a Phase 2 proof-of-concept study to evaluate the therapeutic potential of LPCN 1148 for the management of cirrhosis, with enrollment in the study expected to be complete in the second half of 2022.
●	A type C meeting was held with the FDA to discuss the clinical development path of LPCN 1154, our candidate for postpartum depression (“PPD”). Based on feedback from the meeting, the company plans to initiate a multi-dose proof-of-concept study of LPCN 1154 in the second half of 2022.
●	The FDA accepted the company’s Investigational New Drug Application (“IND”) for its neuroactive steroid (“NAS”) candidate, LPCN 2101, as a potential treatment for adults with epilepsy. Lipocine plans to initiate a Phase 2 photosensitive epilepsy (“PSE”) study to evaluate the safety, tolerability, and efficacy of oral LPCN 2101 in women with epilepsy of childbearing age.

We continue to explore partnering LPCN 1111, LPCN 1144, LPCN 1107 and TLANDO™ ex-US to third parties.

Second Quarter Ended June 30, 2022 Financial Results

Lipocine reported a net loss of $2.6 million, or ($0.04) per diluted share for the quarter ended June 30, 2022, compared with a net loss of $6.8 million, or ($0.08) per diluted share, in the quarter ended June 30, 2021.

Revenues in the quarter ended June 30, 2022 were $0.5 million related to a non-refundable cash fee received from Antares for consideration of a 90-day extension to exercise its option to license LPCN 1111. Antares’ option to license TLANDO XR expired on June 30, 2022 and was not exercised. There was no revenue in the comparable quarter of 2021.

Research and development expenses were $2.9 million for the quarter ended June 30, 2022, compared with $1.5 million for the quarter ended June 30, 2021. The increase in research and development expenses for the quarter ended June 30, 2022, was a result of an increase in contract research organization expense related to the Phase 2 POC study in male cirrhotic subjects with LPCN 1148, an increase in costs related to LPCN 1154 clinical studies, increases in personnel expenses, and an increase in costs related to LPCN 1111 scale up and LPCN 1107 expenses. These increases were offset by a decrease in contract research organization expenses and outside consulting costs related to the completion of the LiFT Phase 2 clinical study in NASH subjects in 2021, a decrease in costs associated with TLANDO, as well as a decrease in other R&D expenses.

General and administrative expenses were $1.1 million for the quarter ended June 30, 2022, compared with $1.5 million for the quarter ended June 30, 2021. The decrease in general and administrative expenses was primarily due to decreases in legal expenses and personnel costs. These decreases were offset by an increase in professional fees, an increase related to proxy solicitation and proxy distribution services, an increase in corporate insurance expenses, and an increase in other general and administrative expenses.

As of June 30, 2022, the company had $37.4 million of unrestricted cash, cash equivalents and marketable investment securities, compared to $46.6 million at December 31, 2021.

Six Months Ended June 30, 2022 Financial Results

Lipocine reported a net loss of $6.1 million, or ($0.07) per diluted share, for the six months ended June 30, 2022, compared with a net loss of $10.2 million, or ($0.12) per diluted share, in the six months ended June 30, 2021.

Revenues in the six months ended June 30, 2022 were $0.5 million related to a non-refundable cash fee received from Antares for consideration of a 90-day extension to exercise its option to license LPCN 1111, as described above. There was no revenue in the comparable period of 2021.

Research and development expenses for the six months ended June 30, 2022, were $4.8 million compared to $3.0 million for the comparable period in 2021. The increase in research and development expenses was due to an increase in contract research organization expense related to the Phase 2 POC study in male cirrhotic subjects with LPCN 1148, an increase in costs related to LPCN 1154 clinical studies, an increase related to LPCN 1111 scale up activities, a food effect study in LPCN 1107, and an increase in personnel expenses and other research and development costs. These increases were offset by a decrease in contract research organization expense and outside consulting costs related to the completion of our LPCN 1144 LiFT Phase 2 clinical study in NASH subjects in 2021, and a decrease in costs associated with TLANDO.

General and administrative expenses for the six months ended June 30, 2022 were $2.4 million compared to $3.1 million for the comparable period in 2021. The decrease in general and administrative expenses was primarily due to decreases in legal expenses, personnel costs, and other general and administrative expenses. These decreases were offset by an increase in professional fees, an increase related to proxy solicitation and proxy distribution services, an increase in various other consulting fees, and an increase in corporate insurance expenses.

About Lipocine

Lipocine is biopharmaceutical company leveraging its commercially validated proprietary technology to develop innovative products to treat metabolic and CNS disorders with high unmet medical need. Our candidates target diseases with potential for orphan drug designation, comprise endogenous actives for favorable benefit to risk profile, and represent enablement of patient friendly oral delivery options. Lipocine’s clinical development pipeline includes: LPCN 1148, LPCN 1144, LPCN 1111, LPCN 1107 and oral neuroactive steroids including LPCN 1154 and LPCN 2101. TLANDO™, a novel oral prodrug of testosterone containing testosterone undecanoate, is approved by the FDA for conditions associated with a deficiency of endogenous testosterone, also known as hypogonadism, in adult males. LPCN 1148 is an oral prodrug of bioidentical testosterone targeted for the management of symptoms associated with liver cirrhosis. LPCN 1144, an oral prodrug of bioidentical testosterone, recently completed a Phase 2 clinical study demonstrating potential utility in the treatment of non-cirrhotic NASH. LPCN 1111, a novel oral prodrug of testosterone, originated and is being developed by Lipocine as a next-generation oral testosterone product with potential for once-daily dosing. In a phase 2 clinical evaluation when administered as once or twice daily, LPCN 1111 met primary and secondary endpoints. LPCN 1107 is potentially the first oral hydroxyprogesterone caproate product candidate indicated for the prevention of recurrent preterm birth and has been granted orphan drug designation by the FDA. Neuroactive steroids are currently being evaluated including LPCN 1154 for the potential treatment of postpartum depression and LPCN 2101 for the potential treatment of epilepsy. For more information, please visit www.lipocine.com.

Forward-Looking Statements

This release contains “forward-looking statements” that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and include statements that are not historical facts regarding Lipocine’s product candidates and related clinical trials, the achievement of milestones within and completion of clinical trials, the timing and completion of regulatory reviews, outcomes of clinical trials of our product candidates, the potential uses and benefits of our product candidates, the timing and scope of clinical trials and studies, and our product development efforts. Investors are cautioned that all such forward-looking statements involve risks and uncertainties, including, without limitation, the risks that the FDA will not approve any of our products, risks related to our products, expected product benefits not being realized, clinical and regulatory expectations and plans not being realized, new regulatory developments and requirements, risks related to the FDA approval process including the receipt of regulatory approvals, the results and timing of clinical trials, patient acceptance of Lipocine’s products, the manufacturing and commercialization of Lipocine’s products, and other risks detailed in Lipocine’s filings with the SEC, including, without limitation, its Form 10-K and other reports on Forms 8-K and 10-Q, all of which can be obtained on the SEC website at www.sec.gov. Lipocine assumes no obligation to update or revise publicly any forward-looking statements contained in this release, except as required by law.

SOURCE Lipocine Inc.

*TLANDO® is a registered trademark assigned to Antares Pharma.

For further information:

Krista Fogarty, Phone: (801) 994-7383, kf@lipocine.com;

Investors, Hans Vitzthum, Phone: (617) 430-7875, hans@lifesciadvisors.com

LIPOCINE INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(Unaudited)

	June 30,	December 31,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$4,981,193	$2,950,552
Marketable investment securities	32,414,473	41,667,405
Accrued interest income	80,411	247,253
Prepaid and other current assets	603,546	1,514,465
Total current assets	38,079,623	46,379,675

Marketable investment securities	-	2,021,800
Contract asset	4,050,000	4,050,000
Property and equipment, net of accumulated depreciation of $1,148,374 and $1,144,077	40,013	7,211
Other assets	23,753	23,753
Total assets	$42,193,389	$52,482,439
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$814,004	$1,289,342
Accrued expenses	899,301	1,016,458
Debt - current portion	-	2,310,825
Litigation settlement liability - current portion	-	1,000,000
Total current liabilities	1,713,305	5,616,625

Warrant liability	590,339	795,796
Litigation settlement liability - non-current portion	-	500,000
Total liabilities	2,303,644	6,912,421

Commitments and contingencies

Stockholders’ equity:
Preferred stock, par value $0.0001 per share, 10,000,000 shares authorized; zero issued and outstanding	-	-
Common stock, par value $0.0001 per share, 200,000,000 shares authorized; 88,504,834 and 88,296,360 issued and 88,499,124 and 88,290,650 outstanding	8,850	8,829
Additional paid-in capital	218,792,479	218,286,324
Treasury stock at cost, 5,710 shares	(40,712)	(40,712)
Accumulated other comprehensive loss	(84,907)	(18,016)
Accumulated deficit	(178,785,965)	(172,666,407)

Total stockholders’ equity	39,889,745	45,570,018

Total liabilities and stockholders’ equity	$42,193,389	$52,482,439

LIPOCINE INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021

Revenues:	$500,000	$-	$500,000	$-

Operating expenses:
Research and development	2,898,012	1,464,687	4,785,965	3,045,228
General and administrative	1,129,519	1,525,592	2,373,205	3,059,544
Total operating expenses	4,027,531	2,990,279	7,159,170	6,104,772
Operating loss	(3,527,531)	(2,990,279)	(6,659,170)	(6,104,772)
Other income (expense):
Interest and investment income	69,877	17,344	111,453	27,993
Interest expense	(7,568)	(57,428)	(27,098)	(126,401)
Unrealized gain on warrant liability	583,445	221,322	205,457	26,257
Gain (loss) litigation settlement liability	250,000	(4,000,000)	250,000	(4,000,000)
Total other income (expense), net	895,754	(3,818,762)	539,812	(4,072,151)
Loss before income tax expense	(2,631,777)	(6,809,041)	(6,119,358)	(10,176,923)
Income tax expense	-	-	(200)	(200)
Net loss	$(2,631,777)	$(6,809,041)	$(6,119,558)	$(10,177,123)

Basic loss per share attributable to common stock	$(0.03)	$(0.08)	$(0.07)	$(0.12)
Weighted average common shares outstanding, basic	88,499,067	88,290,650	88,404,999	85,556,110

Diluted loss per share attributable to common stock	$(0.04)	$(0.08)	$(0.07)	$(0.12)
Weighted average common shares outstanding, diluted	88,998,515	88,988,292	88,987,800	86,294,935

Comprehensive loss:
Net loss	$(2,631,777)	$(6,809,041)	$(6,119,558)	$(10,177,123)
Net unrealized gain (loss) on available-for-sale securities	(17,491)	22,273	(66,891)	(186)

Comprehensive loss	$(2,649,268)	$(6,786,768)	$(6,186,449)	$(10,177,309)